Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST COMPLETES $130.0 MILLION

TERM LOAN FINANCING

ANNAPOLIS, MD, July 11, 2011 – Chesapeake Lodging Trust (NYSE: CHSP) announced today that it has closed on a $130.0 million three-year term loan. The loan is secured by the 368-room Le Meridien San Francisco located in San Francisco, California and the 360-room W Chicago – City Center located in Chicago, Illinois. The loan was provided by Wells Fargo Bank, N.A., and subject to certain conditions, provides for two one-year extensions. The loan bears interest equal to LIBOR, plus 3.65%, subject to a LIBOR floor of 1.00%. Contemporaneous with the closing of the term loan, the Company entered into an interest rate swap to effectively fix the interest rate at 4.65% per annum for the first two years, and an interest rate cap for the third year. Proceeds from the loan were used to prepay the Company’s previous $60.0 million term loan, repay outstanding borrowings under its revolving credit facility, and for general business purposes, including funding future acquisitions.

Douglas W. Vicari, Chesapeake’s Executive Vice President and Chief Financial Officer, stated, “The term loan has allowed us to again take advantage of the current attractive interest rate environment and secure additional capital to continue funding the Company’s investment strategy.”

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service and extended-stay hotels in urban settings or unique locations in the United States. The Company owns ten hotel properties with an aggregate of 2,777 rooms in four states and the District of Columbia. Additional information can be found on the Company’s website at www.chesapeakelodgingtrust.com.